Exhibit 4.65
Electronic Supervision No.: 2102002011B02324
Contract No.: Da Gao 2011-9
State-owned Construction Land Use Right
Grant Contract
Made by the Ministry of Land and Resources, P.R. China and
The State Administration for Industry and Commerce, P.R. China

Contract No.: Da Gao 2011-9
Contract for Granting of State-owned Construction Land Use Right
Both Parties to this Contract:
Grantor: Dalian Municipal Bureau of Land and Resources
Mailing Address: No.2 Renmin Road, Zhongshan District, Dalian City
Postal Code: 116620
Tel: 0411-82630760
Fax: 0411-82633946
Name of Opening Bank:                /
Account No.:                /
Grantee: Dalian Aviation Changzheng Technology Development Co., Ltd.
Mailing Address: Room 203, Block A, No.10 Aixian Street, Qixianling, Dalian Hi-tech Industry Park
Postal Code: 116023
Tel: 0411-62631388
Fax: 0411-62631377
Name of Opening Bank: Dalian Hi-tech Industry Park Sub-branch, China Construction Bank Co., Ltd.
Account No.: 21201501900053006557

Chapter 1 General Provisions
Article 1 In accordance with the Real Right Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Law of Land Administration of the People’s Republic of China, the Law of the People’s Republic of China on Administration of the Urban Real Estates, relevant administrative regulations and rules on land supply policies, both parties hereby enter this Contract based on the principles of equality, voluntariness, compensation, honesty and credibility.
Article 2 The ownership of the granted land belongs to the People’s Republic of China. The Grantor can only grant the state-owned construction land use right to the Grantee in accordance with laws. The resources and objects buried thereunder shall continue to be owned by the State.
Article 3 The Grantee shall have the right to possess, use, seek proceeds from and lawfully dispose of the state-owned construction land obtained by the Grantee in accordance with law and shall be entitled to, in accordance with law, construct buildings, structures and their ancillary facilities by making use of such land.
Chapter 2 Delivery of the Granted Land and Payment of the Grant Fee
Article 4 The Registration No. of the land parcel hereunder is: 11-1009, with a total area of (in words) fourteen thousand eight hundred and ten point eight (in figures: 14810.80 square meters). Of which, the granted area of the land parcel is (in words) fourteen thousand eight hundred and ten point eight (in figures: 14810.80 square meters).
The granted land hereunder is located in south of Huoju Road and north of Xinda Street, Qixianling, Dalian Hi-tech Industry Park.
The ichnographic boundaries of the granted land hereunder:                /          . Please see the Sketch of Ichnographic Boundaries of the Granted Land (Annex 1).
The vertical limits of the granted land hereunder are to take     /               as its upper limit while to take     /               as its lower limit, with the altitude difference of           /               meters. Please see the Sketch of Vertical Limits of the Granted Land (Annex 2).
The spatial extent of the granted land refers to the closed space formed by the vertical planes constituted by the above-said boundary points and the upper and lower elevation level.
Article 5 The use purpose of the granted land hereunder is other land for commercial use.
Article 6 The Grantor agrees to deliver the granted land to the Grantee prior to the date of May 31, 2011. And the Grantor agrees that the granted land shall meet the following land conditions under Paragraph (1) of this Article upon delivering the land.
(1) The land is leveled to meet the conditions of leveling;

The infrastructure around the land shall reach the construction conditions.
(2) Current land conditions:           /          .
Article 7 The use term of the state-owned construction land use right hereunder is 40 years, counting from the date when the granted land is delivered according to the Article 6 of this Contract. In case of applying for completion of the formalities on state-owned construction land use right which is previously allotted (or leased), the use term shall be counted from the date when the contract is signed.
Article 8 The grant fee for the state-owned construction land use right hereunder is (in words) RMB one hundred and eighty million (in figures: RMB 180000000), with (in words) RMB twelve thousand one hundred and fifty-three point two nine (in figures: RMB 12153.29) per square meter.
Article 9 The advance deposit for the granted land hereunder is (in words) RMB thirty-six million, (in figures) RMB36000000.The advance deposit shall be regarded as a part of the payment for the grant fee.
Article 10 The Grantee agrees to pay to the Grantor the grant fee in a lump-sum payment for the state-owned construction land use right according to Paragraph (1) of this Article:
(1) The grant fee for the state-owned construction land use right shall be paid up in lump-sum payment within 30 days after this Contract is signed.
(2) The grant fee for the state-owned construction land use right shall be paid in           /           installments according to the following time and amount.
In case the grant fee for the state-owned construction land use right is paid in installments, the Grantee agrees to pay interests to the Grantor. When the second installment and each installment thereafter are paid according to payment schedule, the interest shall be paid to the Grantor on the basis of the interest rate published by the People’s Bank of China (PBOC) on the date when the first installment occurs.
Article 11 After paying up all the grant fees of the land parcel in accordance with this Contract, the Grantee may apply for the registration of use right of state-owned construction land granted by presenting this Contract and payment receipt of the grant fee.
Chapter 3 Development, Construction and Utilization of the Granted Land
Article 12 The Grantee agrees that the investment intensity to develop the granted land hereunder shall meet the criteria stipulated in Paragraph           /           of this Article:
(1) Where the granted land hereunder is used for construction of industrial projects, the Grantee agrees that the fixed assets invested in the land hereunder are not less than the approved amount or the amount put on file, (in words) RMB      /     (in figures: RMB     /     ) and the investment intensity is not less than (in words) RMB     /     (in figures: RMB     /     ) per square meter. The total fixed asset investment in the granted land hereunder shall include buildings, structures and their ancillary facilities as well as the grant fee.

(2) Where the granted land hereunder is used for construction of non-industrial projects, the Grantee guarantees that the total investment to the granted land hereunder is not less than (in words) RMB      /     (in figures: RMB      /     ).
Article 13 The new buildings, structures and their ancillary facilities established on the granted land hereunder shall meet the planning conditions for the granted land determined by the municipal (county) planning administrations. (Please see Annex 3).
The nature of the principal building Public Construction;
The nature of the attached buildings Residential Housing;
The total construction area 63686.44 square meters;
The plot ratio is not more than 4.30 not less than      /     ;
Building height limitation: 100m;
Building density is not more than 30% not less than      /     ;
Greening rate is not more than      /      not less than 20%;
Other requirements for the land use: the ratio of the area of residential buildings to the area of public construction buildings is 0.34: 0.66. For details, refer to the relevant document issued by the Dalian Hi-tech Industry Park Planning Construction Bureau.
Article 14 The Grantee agrees to develop the granted land hereunder according to Paragraph (2) of this Article:
(1) The granted land hereunder is used for construction of industrial projects. In accordance with the planning and designing conditions determined by the planning departments, within the boundaries of the granted land hereunder, the land used for office buildings and life and service facilities shall not be more than      /     % of the total area of the granted land, that is, not more than     /     square meters, and the construction area shall not be more than      /      square meters. The Grantee agrees not to build non-productive facilities on the granted land hereunder, including residential building, expert building, hotel, guest house, training center, etc.
(2) The granted land hereunder is used for construction of residential projects. In accordance with the planning and construction conditions determined by the planning and construction departments, within the boundaries of the granted land hereunder, the total number of apartments shall not be less than     /     sets, of which, the apartments with the construction area of less than 90 square meters shall not be less than     /     sets and type of apartment shall be     /     . Within the boundaries of the granted land hereunder, the land area used for developing apartments under 90 square meters shall not less than 70% of the total area of the granted land. In case the economically affordable housing, low-rent housing and other government indemnificatory housing are developed within the boundaries of the granted land hereunder, the Grantee agrees that Sub-paragraph / of this Paragraph applies upon completion of construction.

1. To transfer to the local government;
2. To be purchased by the local government;
3. To implement relevant administrative regulations on construction and sales of economically affordable housing;
4.                /                    .
Article 15 The Grantee agrees to construct the following necessary facilities within the boundaries of the granted land hereunder, and transfer the same to the government without any compensation upon completion of construction:
The approved project that meets the Allocated Land Catalog.
Article 16 The Grantee agrees that the construction projects on the granted land hereunder shall commence prior to May 31, 2012 and complete prior to May 31, 2015.
In case the commencement of construction needs to be extended, the Grantee shall submit the application for extension to the Grantor 30 days in advance. After the extension of commencement is approved by the Grantor, the time of completion shall be extended accordingly. But the extension shall not exceed one year.
Article 17 Any construction by the Grantee in connection with the use of water, gas, sewage or such facilities as the main pipelines, substations and electricity-introducing projects outside the granted land shall, in accordance with relevant regulations, be carried out.
The Grantee consents to the entering, passing and crossing of any kind of pipelines laid by the government for public purposes. However, in case where the land use functions are affected as a result thereof, the government or relevant utility construction entities shall make reasonable compensations.
Article 18 The Grantee shall utilize the land on the basis of the land-use purpose and plot ratio specified hereunder. Within the grant term, where the land use purpose hereunder needs to be altered, both parties agree that Paragraph (1) of this Article applies:
(1) The Grantor shall take back the construction land use right with compensation from the Grantee;
(2) To go through the approval formalities of altering the land use purpose in accordance with laws, to sign an alteration agreement on the contract for granting of state-owned construction land use right or sign a new contract for granting of state-owned construction land use right. The Grantee shall pay the difference between the evaluated market price of the construction land use right with the new purpose at the time when such new purpose is approved and the evaluated market price of the construction land use right with the previously approved purpose and handle land change registration procedures.

Article 19 Within the use term of the granted land hereunder, the government reserves its right to adjust the planning of the granted land hereunder. In case the original planning needs to be modified, the existing buildings on the granted land parcel shall not be affected. But in case of the reconstruction, renovation and rebuilding of the buildings, structures and their ancillary facilities on the granted land within the use term, or applying for renewal of the contract upon expiration of use term, the then-effective planning shall prevail.
Article 20 The Grantor shall not take back the state-owned construction land use right lawfully used by the Grantee prior to the expiration of the use term specified herein. Under special circumstances, where the Grantor needs to take back the state-owned construction land use right for the purpose of social public interests prior to the expiration of use term, the Grantor shall handle approval formalities in accordance with law and compensate the land user on the basis of the value of buildings, structures and their ancillary facilities on the granted land at the time of taking back, the evaluated market price of the remaining use term of the state-owned construction land use right as well as the evaluated direct loss arising from such taking back.
Chapter 4 Transfer, Lease and Mortgage of the State-Owned Construction Land Use Right
Article 21 After the Grantee pays up the grant fee of the state-owned construction land use right in accordance with this Contract and obtains the Certificate for Use of State-owned Land, the Grantee is entitled to transfer, lease or mortgage all or part of the state-owned construction land use right hereunder to a third party. The first transfer shall comply with the conditions under Paragraph (1) of this Article:
(1) The investment and development of the granted land have commenced in accordance with this Contract and 25% or above of the total investment has been made;
(2) The investment and development have commenced in accordance with this Contract and the conditions for industrial or other construction land have been in place.
Article 22 The contracts on transfer, lease and mortgage of the state-owned construction land use right shall not violate the national laws and regulations and this Contract.
Article 23 Where all or part of the state-owned construction land use right is transferred, the rights and obligations specified in this Contract and in the land registration documents shall be transferred accordingly. The use term of the state-owned construction land use right is the use term specified in this Contract less the number of years during which the Grantee has used the land.
Where all or part of the state-owned construction land use right hereunder is leased, the rights and obligations specified in this Contract and in the land registration documents shall be still borne by the Grantee.

Article 24 Where the state-owned construction land use right is transferred or mortgaged, both parties to the transfer and mortgage shall apply for registration of changes for the land use right at the land and resources administrative department by presenting this Contract, contract on transfer or mortgage and the Certificate for Use of State-owned Land.
Chapter 5 Expiration of Term
Article 25 When the use term specified herein expires, and the land user intends to continue using the granted land hereunder, an application for renewal shall be submitted to the Grantor not less than one year prior to the expiry of use term. The Grantor shall approve such renewal unless the Grantor needs to take back the granted land hereunder for the purpose of social public interests.
When the use term of the construction land use right for residential purpose expires, it shall be renewed automatically.
When the Grantor approves the renewal, the land user shall handle the compensated land-use formalities on granting and lease, sign new compensated land use contracts on granting and lease and pay land grant fee, rent and other compensated land use charges in accordance with law.
Article 26 In case the grant term of the land expires and the land user applies for renewal, but fails to obtain approval by the Grantor for the purpose of social public interests, the land user shall return the Certificate for Use of State-owned Land and handle the deregistration of the state-owned construction land use right according to regulations. The state-owned construction land use right shall be taken back by the Grantor without compensation. In respect of the buildings, structures and their ancillary facilities on the granted land hereunder, the Grantor and the land user agree that Paragraph (1) of this Article applies:
(1) The Grantor shall take back the above-ground buildings, structures and their ancillary facilities on the granted land, and make the corresponding compensation to the land user based on the residual value of these buildings, structures and their ancillary facilities at the time of taking back.
(2) The Grantor shall take back the above-ground buildings, structures and their ancillary facilities on the granted land without compensation.
Article 27 In case the land grant term expires and the land user does not apply for renewal, the land user shall return the Certificate for Use of State-owned Land and handle the deregistration of the state-owned construction land use right according to regulations. The Grantor will take back the state-owned construction land use right without compensation. The above-ground buildings, structures and their ancillary facilities on the granted land shall be taken back by the Grantor without compensation. The land user shall guarantee the normal use functions of the above-ground buildings, structures and their ancillary facilities. Their deliberate destructions shall be prohibited. Where the above-ground buildings, structures and their ancillary facilities lose their normal use functions, the Grantor may demand the land user to remove or dismantle the above-ground buildings, structures and their ancillary facilities to restore the leveled ground on the granted land.

Chapter 6 Force Majeure
Article 28 Either party shall be exempt from responsibility where it is prevented from performing this Contract in whole or in part due to force majeure. But when the conditions permit, the prevented party shall take any necessary remedial measures to reduce the losses caused by force majeure. The party concerned shall not be exempt from responsibility when force majeure occurs during delay of performance.
Article 29 The prevented party shall notify the other party in written form by mail, cable or fax within 7 days to provide the detailed information of the event, and within 15 days following the occurrence of force majeure, a valid document for evidence shall be provided to the other party to explain its failure to perform, or its delay in performing, all or part of this Contract.
Chapter 7 Liabilities for Breach of the Contract
Article 30 The Grantee shall pay the grant fee of the state-owned construction land use right on time according to the provisions herein. In case the Grantee fails to pay on time the grant fee of the state-owned construction land use right, as from the overdue date, the Grantee shall pay to the Grantor a penalty of 0.1% of the overdue amount per delayed day. If the Grantee is delinquent in paying the grant fee of the state-owned construction land use right for a period of more than 60 days, and upon the Grantor’s demand for payment, still fails to pay the grant fee of the state-owned construction land use right, the Grantor has the right to terminate this Contract, and the Grantee has no right to demand the Grantor to refund the advance deposit. The Grantor may claim damages from the Grantee.
Article 31 In case the Grantee terminates its investment and construction on the granted land for any cause attributable to the Grantee, and proposes to the Grantor to request to terminate this Contract and return the granted land, the Grantor shall report for approval to the people’s government approving the land grant plan. Upon approval, the Grantor shall, according to the following provisions, refund all or part of the grant fee of the state-owned construction land use right (at no interest) except for the advance deposit hereunder, and take back the state-owned construction land use right. All the existing buildings, structures and their ancillary facilities within the boundaries of the granted land may not be compensated and the Grantor may demand the Grantee to remove or dismantle the existing buildings, structures and their ancillary facilities to restore the leveled ground. But in case the Grantor intends to continue using the existing buildings, structures and their ancillary facilities within the boundaries of the granted land, the Grantor shall make reasonable compensation to the Grantee:
(1) Where the Grantee makes an application to the Grantor not less than 60 days before one year following the commencement date of construction specified hereunder, the Grantor shall refund to the Grantee all the paid grant fee of the state-owned construction land use right other than the advance deposit.

(2) Where the Grantee makes an application to the Grantor between one year and two years following the commencement date of construction specified hereunder but not less than 60 days before the second year, the Grantor shall refund to the Grantee the paid grant fee of the state-owned construction land use right, net of the advance deposit specified hereunder and the land idleness charges levied according to regulations..
Article 32 Where the granted land is left unused for more than one year but less than two years for any cause attributable to the Grantee, the Grantee shall pay the land idleness charge in accordance with law. In case the construction on the granted land does not commence, resulting in the land left unused for more than two years, the Grantor has the right to take back the state-owned construction land use right without compensation.
Article 33 In case the Grantee fails to commence construction on the date agreed herein or such other date as may be agreed in the case of extension of construction, the Grantee shall pay to the Grantor a penalty of 0.1% of the total grant fee of the state-owned construction land use right per delayed day. The Grantor has the right to demand the Grantee to continue performance of this Contract.
In case the Grantee fails to complete construction on the date agreed herein or such other date as may be agreed in the case of extension of construction, the Grantee shall pay to the Grantor a penalty of 0.1% of the total grant fee of the state-owned construction land use right per delayed day.
Article 34 In case the total investment in fixed assets, the investment intensity and the total development investment fail to reach the standards set forth herein, the Grantor has the right to demand the Grantee to pay a penalty in the same proportion of the grant fee of the state-owned construction land use right as the proportion of the actual difference in the agreed total investment and investment intensity indicator and demand the Grantee to continue performance of this Contract.
Article 35 In case the floor area ratio, building density or any other indicator of the granted land is below the minimum standard specified hereunder, the Grantor has the right to demand the Grantee to pay a penalty in the same proportion of the grant fee of the state-owned construction land use right as the proportion of the actual difference in the agreed minimum standard, and demand the Grantee to continue performance of this Contract. In case the floor area ratio, building density or any other indicator of the granted land exceeds the maximum standard agreed herein, the Grantor has the right to take back the area that exceeds the maximum standard, and has the right to demand the Grantee to pay a penalty in the same proportion of the grant fee of the state-owned construction land use right as the proportion of the actual difference in the agreed standard.

Article 36 In case the greening rate, the proportion of office buildings and life and service facilities, the construction area of office buildings and life and service facilities or any other indicator does not meet the standard provided for herein, the Grantee shall pay the Grantor a penalty of      /     ‰ of the grant fee of the state-owned construction land use right, and remove or dismantle the relevant greening and architectural facilities.
Article 37 Where the Grantee pays the grant fee of the state-owned construction land use right, pursuant to the provisions herein, the Grantor shall deliver the granted land on time pursuant to the provisions herein. In case the delivery is delayed for any cause attributable to the Grantor, the Grantor shall pay the Grantee a penalty of 0.1% of the grant fee of the state-owned construction land use right paid by the Grantee per delayed day. Land-use period starts from the actual delivery date. In case the Grantor fails to deliver the granted land for a period of more than 60 days and still fails to deliver the land upon the Grantee’s demand, the Grantee has the right to terminate this Contract. The Grantor shall refund twice the advance deposit to the Grantee, together with the remaining portion of the grant fee of the state-owned construction land use right. The Grantee may claim damages from the Grantor.
Article 38 In case the Grantor fails to deliver the granted land on schedule, or the delivered land does not meet the land conditions provided herein or modifies land use conditions unilaterally, the Grantee has the right to demand the Grantor to fulfill its obligations pursuant to the specified conditions and compensate the direct loss incurred by the Grantee as a result of the delay of delivery. Land-use period starts from the date when the agreed land conditions are fulfilled.
Chapter 8 Applicable Law and Dispute Resolution
Article 39 The formation, validity, interpretation and performance of, and resolution of disputes in connection with, this Contract, shall be governed by the laws of the People’s Republic of China.
Article 40 Any dispute arising from this Contract shall be first resolved by consultation between both parties. If no resolution can be reached by consultation, such dispute shall be resolved by the means as set forth in Paragraph (2) of this Article:
(1) By referring the dispute to     /     Arbitration Commission for arbitration;
(2) By filing a lawsuit at the people’s court in accordance with law.
Chapter 9 Supplementary Provisions
Article 41 The grant plan of the land hereunder has been approved by Dalian Municipal People’s Government. This Contract shall take effect as of the date when it is signed by both parties.

Article 42 Both parties to this Contract guarantee that their names, mailing addresses, telephone numbers, facsimiles, account opening banks, agents and other information given herein are true and effective. In case of any change in the information on the part of either party, such party shall notify the other party in writing of that change within 15 days, failing which the responsibility for the failure to notify in time as a result thereof shall be borne by the changing party.
Article 43 This Contract, including its annex, has twenty-two pages and is written in Chinese.
Article 44 The price, amount, area and other items in this Contract shall be written in both words and figures. In case of any discrepancy, the amount in words shall prevail.
Article 45 In case of any matter not covered herein, both parties may enter into the supplementary terms as an annex hereto, which shall have the same legal effect as this Contract.
Article 46 This Contract shall be executed in four copies, with each party retaining two copies, and all the copies shall have the same legal effect.
Supplementary Terms
1. The grant term of the residential land is 70 years and the grant term of public construction land is 40 years.
2. The Dalian Hi-tech Industry Park Land Reserve Center is responsible for delivering the land to the Grantee.
3. If the underground building portion is used for operations, additional land fee shall be paid according to regulations.
4. After the controlled detailed plan of this project is approved by the Park Planning Construction Bureau, the Grantee holds the detailed plan to apply to the Grantor for handling supplementary approval and supplementary contract.
5. The Grantee consents to the relevant application requirements in the Commencement and Completion Time Application Form of New Construction Project. Otherwise, the approving authority shall have the right to pursue the responsibility of land user pursuant to relevant regulations.

Grantor (seal):	Grantee (seal):

(Company Seal)[seal: Dalian Municipal Bureau of Land and Resources]	(Company Seal)[seal: Dalian Aviation Changzheng Technology Development Co., Ltd.]

Legal representative (entrusted agent):	Legal representative (entrusted agent):

(Signature)	(Signature)

/s/ Yanli Xu	/s/ Shuang Wang
April 29, 2011

Annex 1 Planar Boundaries Diagram of Granted Land
[Graphics]

Annex 2 Vertical Boundaries of Granted Land
[Graphics]

Annex 3
Planning Conditions of Granted Land Determined by ___ City (county)
Government Planning Administration Department

Document of Dalian Hi-tech Industry Park Planning Construction Bureau
Xuanzi No.2102112010000083
Conditions for Planning Design of Previous Sanlei Plot
1.	Restrictive conditions

1.1	Location: Qixianling Huoju Road (South) and Xinda Street (North) (for details, please see the attached drawing)

1.2	Planned total land area: about 1.48 hectares (the actually measured area shall prevail).

1.3	Nature of land use: residential and public buildings. Building area ratio: 0.34 : 0.66.

1.4	Plot ratio: ≤4.3

1.5	Building density: less than 30%

1.6
Land planned for building setback (road) red line: high building setback red line ≥9m, commercial and public building setback red line ≥7m. Other setback boundaries like hills, rivers, water channels shall meet the requirements for flood prevention and slope protection. What is not involved in the above building setbacks shall meet relevant national, provincial, municipal and other laws, regulations and specifications.

1.7	Greening rate: >20%. Keep ancient trees, precious trees and other trees that should be kept.

1.8	Apartment type: apartments less than 90m2 apartments account for 70% of the total residential construction area.

2.	Guiding conditions

2.1	Building height: ≤100 meters, should meet the requirement for urban sightseeing. Specific height shall be determined by analyzing the sights along the street.

2.2	In designing, consideration shall be given to the roofs of high buildings to match the characteristics of a mountainous and seaside city.

2.3	Locations of traffic entrances and exits shall meet the requirements of traffic specifications.

2.4
Parking area: >0.8 parking space/apartment for residential buildings; >60 parking spaces/10,000 m2 for public buildings. Stereo parking spaces may be designed to address the problem of parking space shortage.

2.5
Auxiliary facilities for public buildings: discuss with municipal and district education commissions to determine middle school and primary school to ensure that middle school and primary school students within this area may receive education within this area before performing further work. Other public building supporting facilities shall be designed according to the ratios specified in the Urban Residential Area Planning and Design Specification and the Dalian Municipal Indicators for Residential Buildings and Supporting Public Buildings.

2.5	Auxiliary infrastructure facilities: determine the land and locations for basic urban facilities and public facilities within this area, and reserve the land for basic urban facilities.

3.	Issues to be observed

3.1
Buildings within the planned land shall meet relevant laws, regulations and technical specifications in addition to technical requirements for municipal engineering facilities, HV lines, radio receiving and sending areas, microwave channels, military and national security facilities, etc.

3.2	Determine the redline and the land for roads surrounding the redline and relocate both on the ground and underground facilities within the land before carrying out further work.

3.3
Solve relevant issues arising from non-simultaneous planning; the distances between new buildings and existing surrounding buildings shall meet the requirements for fire control, safety, illumination, sanitation, etc. Surrounding roads and basic municipal facilities shall work normally.

3.4
For such issues as land, fire control, geology, earthquake resistance, traffic, public transportation station, electric power, post and telecommunication, gas, water, woodland, environmental protection, people protection, public and private houses, rivers and channels, soil preservation, sanitation, urban hills and woodland, HV passages, flood prevention, etc, permissions shall be obtained from local administrative authorities.

3.5	Pipelines shall be planned as required: the layout planning shall fully consider the capacities of and technical requirements for various municipal pipelines and supporting facilities.

3.6	For the land formalities of this project, determine the ownerships of the land and houses within the redline and sign relevant agreements before carrying out further work.

4.	Explanations

4.1	The conditions specified herein only serve as the reference for state-owned land use right trading and compiling detailed planning.

4.2	The project design program shall be done by a design unit which is examined and approved and has the corresponding surveying and design qualification certificates.

4.3
The design program shall be executed in strict compliance with relevant national and local regulations and technical specifications. Involved technical indicators (e.g. area, number of floors, plot ratio, etc) shall be as shown in the drawings submitted by the design unit. If the light is blocked or if any technical indicator deviates or if any other technical problem occurs, the design unit shall be responsible. For the coordinate of land redline points and area, a measuring unit with the corresponding qualification shall provide measured data and affix the special-purpose measuring stamp.

4.4	This document has one attached drawing (for conditions for planning and design) which shall be used in combination with this document.

4.5	The valid period of this document is 6 months (from the date of issuing). Application shall be submitted again after this period.
October 11, 2010